UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a 12

ROMEO POWER, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Supplement to Proxy Statement for

Annual Meeting of Stockholders

to be held June 30, 2022

This supplement dated June 21, 2022 amends and supplements the definitive proxy statement (as supplemented prior to the date hereof, the “Proxy Statement”) of Romeo Power, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2022, relating to the Company’s 2022 Annual Meeting of Stockholders to be held on June 30, 2022 (the “Annual Meeting”), with the following information. This supplement should be read in conjunction with the Proxy Statement. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls.

Appointment of Additional Proxy Solicitor

As previously disclosed in our Proxy Statement under the section entitled “Solicitation”, we retained Okapi Partners LLC to aid in the solicitation of proxies. In addition, on June 16, 2022, we also retained MacKenzie Partners, Inc. (“Mackenzie Partners”) to assist in soliciting proxies on our behalf in connection with the Annual Meeting, which was adjourned in order to provide additional time to solicit proxies with respect to the proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock. We have agreed to pay Mackenzie Partners a fee of $17,500, plus reasonable costs and expenses, for these services. We will bear all proxy solicitation costs.

If stockholders need assistance with casting or changing their vote, they should contact one of our proxy solicitors listed below. Stockholders who have already voted and do not wish to change their vote do not need to take any further action.

or

1407 Broadway 27th Floor New York, NY 10018 Call Collect: (212) 929-5500 Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com